Exhibit 24(b)(10) – Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 12 to the Registration Statement (Form N-4, No. 333-167182) of Variable Annuity Account B of Voya Retirement Insurance and Annuity Company, and to the use therein of our reports dated (a) March 18, 2016, with respect to the consolidated financial statements of Voya Retirement Insurance and Annuity Company and (b) April 14, 2016, with respect to the financial statements of Variable Annuity Account B of Voya Retirement Insurance and Annuity Company.

/s/ Ernst & Young LLP

Boston, Massachusetts June 24, 2016